Condensed Consolidated Interim Statements of Earnings (Loss) and Comprehensive Income (Loss)
(Unaudited - Expressed in thousands of US Dollars, except per share amounts)

		Three Months Ended		Six Months Ended
		June 30		June 30
	Notes	2018	2017	2018	2017
REVENUE
Petroleum and natural gas sales, net of royalties	16	$68,454	$40,439	$93,169	$62,900
Finance revenue		126	19	219	44
		68,580	40,458	93,388	62,944

EXPENSES
Production and operating		17,299	15,079	27,940	25,400
Selling costs		1,080	1,502	1,126	1,502
General and administrative		7,583	3,362	11,579	7,808
Foreign exchange loss (gain)		(18)	82	(21)	67
Finance costs	5	1,353	1,717	2,701	3,265
Depletion, depreciation and amortization	9	10,478	10,363	17,326	18,875
Asset retirement obligation accretion	10	66	57	133	117
Loss (gain) on financial instruments	4	16,597	(8,107)	22,761	(4,227)
Impairment loss		—	67,520	—	68,711
Gain on disposition of assets		(4)	—	(202)	—
		54,434	91,575	83,343	121,518

Net earnings (loss) before income taxes		14,146	(51,117)	10,045	(58,574)

Income tax expense – current		6,785	5,505	12,804	10,925
NET EARNINGS (LOSS) FOR THE PERIOD		$7,361	$(56,622)	$(2,759)	$(69,499)

OTHER COMPREHENSIVE INCOME (LOSS)
Currency translation adjustments		(675)	(32)	(1,679)	(615)
COMPREHENSIVE INCOME (LOSS) FOR THE PERIOD		$6,686	$(56,654)	$(4,438)	$(70,114)

Earnings (loss) per share
Basic	15	$0.10	$(0.78)	$(0.04)	$(0.96)
Diluted	15	$0.10	$(0.78)	$(0.04)	$(0.96)
See accompanying notes to the Condensed Consolidated Interim Financial Statements.

Q2-2018	1

Condensed Consolidated Interim Balance Sheets
(Unaudited - Expressed in thousands of US Dollars)

		As at	As at
	Notes	June 30, 2018	December 31, 2017
ASSETS
Current
Cash and cash equivalents	6	$38,088	$47,449
Accounts receivable	4	41,490	18,090
Prepaids and other		4,450	4,745
Product inventory	7	7,907	11,474
		91,935	81,758
Non-Current
Intangible exploration and evaluation assets	8	43,059	41,478
Property and equipment
Petroleum and natural gas assets	9	191,314	200,981
Other assets	9	3,234	3,485
		$329,542	$327,702

LIABILITIES
Current
Accounts payable and accrued liabilities		$24,694	$27,104
Derivative commodity contracts	4	6,777	4,015
		31,471	31,119
Non-Current
Derivative commodity contracts	4	18,052	3,955
Long-term debt	11	62,173	69,999
Asset retirement obligation	10	11,533	12,332
Other long-term liabilities		245	290
		123,474	117,695

SHAREHOLDERS’ EQUITY
Share capital	13	152,084	152,084
Accumulated other comprehensive income		1,114	2,793
Contributed surplus		23,828	23,329
Retained earnings		29,042	31,801
		206,068	210,007
		$329,542	$327,702
Commitments and Contingencies (Note 12)
See accompanying notes to the Condensed Consolidated Interim Financial Statements.

Approved on behalf of the Board:
Signed by:

“Ross G. Clarkson”	“Steven Sinclair”

Ross G. Clarkson	Steven Sinclair
CEO	Director
Director

2	Q2-2018

Condensed Consolidated Interim Statement of Changes in Shareholders’ Equity
(Unaudited - Expressed in thousands of US Dollars)

		Three Months Ended		Six Months Ended
		June 30		June 30
	Notes	2018	2017	2018	2017

Share Capital
Balance, beginning of period	13	$152,084	$152,084	$152,084	$152,084
Balance, end of period		$152,084	$152,084	$152,084	$152,084

Accumulated Other Comprehensive Income (Loss)
Balance, beginning of period		$1,789	$(583)	$2,793	$—
Currency translation adjustment		(675)	(32)	(1,679)	(615)
Balance, end of period		$1,114	$(615)	$1,114	$(615)

Contributed Surplus
Balance, beginning of period		23,471	22,914	23,329	22,695
Share-based compensation expense	14	357	167	499	386
Balance, end of period		$23,828	$23,081	$23,828	$23,081

Retained Earnings
Balance, beginning of period		$21,681	$97,660	$31,801	$110,537
Net earnings (loss) and comprehensive income (loss)		7,361	(56,622)	(2,759)	(69,499)
Balance, end of period		$29,042	$41,038	$29,042	$41,038
See accompanying notes to the Condensed Consolidated Interim Financial Statements.

Q2-2018	3

Condensed Consolidated Interim Statements of Cash Flows
(Unaudited - Expressed in thousands of US Dollars)

		Three Months Ended		Six Months Ended
		June 30		June 30
	Notes	2018	2017	2018	2017
CASH FLOWS RELATED TO THE FOLLOWING ACTIVITIES:

OPERATING
Net earnings (loss)		$7,361	$(56,622)	$(2,759)	$(69,499)
Adjustments for:
Depletion, depreciation and amortization	9	10,478	10,363	17,326	18,875
Asset retirement obligation accretion	10	66	57	133	117
Deferred lease inducement		(22)	(21)	(45)	(43)
Impairment loss		—	67,520	—	68,711
Share-based compensation	14	3,418	421	3,685	650
Finance costs	5	1,353	1,717	2,701	3,265
Unrealized (gain) loss on financial instruments	4	10,816	(6,578)	16,862	(2,698)
Unrealized loss on foreign currency translation		(7)	(2)	(22)	(21)
Gain on asset dispositions		(4)	—	(202)	—
Asset retirement obligations settled	10	40	—	(257)	—
Changes in non-cash working capital	17	(14,613)	(19,608)	(25,691)	(24,607)
Net cash generated by (used in) operating activities		18,886	(2,753)	11,731	(5,250)

INVESTING
Additions to intangible exploration and evaluation assets	8	(673)	(3,667)	(1,581)	(14,115)
Additions to petroleum properties	9	(5,084)	(4,279)	(8,674)	(4,473)
Additions to other assets	9	(98)	(284)	(235)	(360)
Proceeds from asset dispositions		4	—	202	—
Changes in restricted cash		—	8,515	—	10,465
Changes in non-cash working capital	17	159	(2,436)	(635)	516
Net cash used in investing activities		(5,692)	(2,151)	(10,923)	(7,967)

FINANCING
Interest paid	5	(1,233)	(1,891)	(2,481)	(5,582)
Increase in long-term debt	11	108	10,140	249	85,140
Repayment of convertible debentures		—	—	—	(73,375)
Repayments of long-term debt	11	(5,000)	(11,041)	(7,797)	(11,041)
Net cash used in financing activities		(6,125)	(2,792)	(10,029)	(4,858)
Currency translation differences relating to cash and cash equivalents		(65)	152	(140)	387
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS		7,004	(7,544)	(9,361)	(17,688)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD		31,084	21,324	47,449	31,468
CASH AND CASH EQUIVALENTS, END OF PERIOD		$38,088	$13,780	$38,088	$13,780
See accompanying notes to the Condensed Consolidated Interim Financial Statements.

4	Q2-2018

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
As at June 30, 2018 and December 31, 2017 and for the three and six month periods ended June 30, 2018 and 2017
(Unaudited - Expressed in US Dollars)
1. CORPORATE INFORMATION
TransGlobe Energy Corporation ("TransGlobe" or the "Company") and its subsidiaries are engaged in oil and natural gas exploration, development and production, and the acquisition of oil and natural gas properties. The Company's shares are traded on the Toronto Stock Exchange (“TSX”), the London Stock Exchange's Alternative Investment Market ("AIM") and the Global Select Market of the NASDAQ Stock Market (“NASDAQ”). TransGlobe is incorporated in Alberta, Canada and the address of its registered office is 2300, 250 – 5th Street SW, Calgary, Alberta, Canada, T2P 0R4.
2. BASIS OF PREPARATION
These Condensed Consolidated Interim Financial Statements have been prepared in accordance with International Accounting Standard 34, Interim Financial Reporting using accounting policies consistent with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board. The accounting policies used in the preparation of these Condensed Consolidated Interim Financial Statements were the same as those used in the preparation of the most recent Annual Consolidated Financial Statements for the year ended December 31, 2017, except for the adoption of new accounting standards as noted in Note 3.
These Condensed Consolidated Interim Financial Statements were authorized for issue by the Board of Directors on August 14, 2018.
These Condensed Consolidated Interim Financial Statements do not contain all the disclosures required for full annual financial statements and should be read in conjunction with the December 31, 2017 Consolidated Financial Statements.
3. NEW ACCOUNTING STANDARDS ADOPTED
IFRS 9 "Financial Instruments: Classification and Measurement"

Effective January 1, 2018, the Company adopted IFRS 9 Financial Instruments, which replaced IAS 39 Financial Instruments: Recognition and Measurement. IFRS 9 introduces a single approach to determine whether a financial asset is measured at amortized cost or fair value. The approach is based on how an entity manages its financial instruments in the context of its business model and the contractual cash flow characteristics of its financial assets. For financial liabilities, IFRS 9 stipulates that where the fair value option is applied to financial liabilities, the change in fair value resulting from an entity’s own credit risk is recorded in other comprehensive income rather than net earnings, unless this creates an accounting mismatch. In addition, it incorporates a new expected credit loss model for calculating impairment on financial assets, which will result in more timely recognition of expected credit losses. IFRS 9 also includes a simplified hedge accounting model, aligning hedge accounting more closely with risk management.

On initial recognition, financial instruments are measured at fair value. Measurement in subsequent periods depends on the classification of the financial instrument as described below:

•	Fair value through profit or loss - financial instruments under this classification include cash and cash equivalents, and derivative commodity contracts; and

•	Amortized cost - financial instruments under this classification include accounts receivable, accounts payable and accrued liabilities, and long-term debt.

Refer to Note 4 for the classification and measurement of these financial instruments.

The Company does not apply hedge accounting. TransGlobe also does not require a provision for credit losses, as discussed further in Note 4. As a result of adopting IFRS 9, there was no effect on the Company's retained earnings or prior period amounts.

IFRS 15 "Revenue from Contracts with Customers"

Effective January 1, 2018, TransGlobe adopted IFRS 15 Revenue from Contracts with Customers, which replaced IAS 18 Revenue, IAS 11 Construction Contracts and related interpretations. IFRS 15 establishes a comprehensive framework for determining whether, how much and when revenue from contracts with customers is recognized. Under IFRS 15, revenue is recognized when a customer obtains control of the good or services as stipulated in a performance obligation. Determining whether the timing of the transfer of control is at a point in time or over time requires judgement and can significantly affect when revenue is recognized. In addition, the entity must also determine the transaction price and apply it correctly to the goods or services contained in the performance obligation.
The Company's revenue is derived exclusively from contracts with customers, except for immaterial amounts related to interest and other income. Royalties are considered to be part of the price of the sale transaction and are therefore presented as a reduction to revenue. Revenue associated with the sale of crude oil, natural gas and natural gas liquids (“NGLs”) is measured based on the consideration specified in contracts with customers. Revenue from contracts with customers is recognized when or as the Company satisfies a performance obligation by transferring a good or service to a customer. A good or service is transferred when the customer obtains control of the good or service. The transfer of control of oil, natural gas and NGLs usually coincides with title passing to the customer and the customer taking physical possession. TransGlobe mainly satisfies its performance obligations at a point in time and the amounts of revenue recognized relating to performance obligations satisfied over time are not significant.
Revenues associated with the sales of the Company’s crude oil in Egypt are recognized by reference to actual volumes sold and quoted market prices in active markets (Dated Brent), adjusted according to specific terms and conditions as applicable as per the sales contracts. Revenue is

Q2-2018	5

measured at the fair value of the consideration received or receivable. For reporting purposes, the Company records the government’s share of production as royalties and taxes as all royalties and taxes are paid out of the government’s share of production.

Revenues associated with the sale of the Company’s petroleum and natural gas in Canada are recognized when the significant risks and rewards of ownership of the petroleum product have been transferred to the customer. Revenues from the sale of crude oil, natural gas, condensate and NGLs are recognized by reference to actual volumes delivered at contracted delivery points and prices. Prices are determined by reference to quoted market prices in active markets (crude oil - NYMEX WTI, natural gas - AECO C, condensate - NYMEX WTI, NGLs - various based on product), adjusted according to specific terms and conditions applicable as per the sales contracts. Revenues are recognized prior to the deduction of transportation costs. Revenues are measured at the fair value of the consideration received. TransGlobe pays royalties to the Alberta provincial government and other mineral rights owners in accordance with the established royalty regime.

The Company reviewed its sales contracts with customers and determined IFRS 15 did not have a material impact on its revenue recognition and accordingly no material impact on the Condensed Consolidated Interim Financial Statements. TransGlobe adopted this standard using the modified retrospective approach, whereby the cumulative effect of initial adoption of the standard is recognized as an adjustment to retained earnings. There was no effect on the Company's retained earnings or prior period amounts as a result of adopting this standard.
Revenue segregated by product type and geographical market is disclosed in Note 16.
4. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT
Fair values of financial instruments
The Company has classified its cash and cash equivalents as assets at fair value through profit or loss and its derivative commodity contracts as financial liabilities at fair value through profit or loss. Both are measured at fair value with subsequent changes recognized through earnings. Accounts receivable are classified as assets at amortized cost; accounts payable and accrued liabilities, and long-term debt are classified as liabilities at amortized cost, all of which are measured initially at fair value, and subsequently at amortized cost. Transaction costs attributable to financial instruments carried at amortized cost are included in the initial measurement of the financial instrument and are subsequently amortized using the effective interest rate method.
Carrying value and fair value of financial assets and liabilities are summarized as follows:

	June 30, 2018		December 31, 2017
	Carrying	Fair	Carrying	Fair
Classification ($000s)	Value	Value	Value	Value
Financial assets at fair value through profit or loss	38,088	38,088	47,449	47,449
Financial assets at amortized cost	41,490	41,490	18,090	18,090
Financial liabilities at fair value through profit or loss	24,829	24,829	7,970	7,970
Financial liabilities at amortized cost	86,867	87,907	97,103	98,329
Assets and liabilities at June 30, 2018 that are measured at fair value are classified into levels reflecting the method used to make the measurements. Fair values of assets and liabilities included in Level 1 are determined by reference to quoted prices in active markets for identical assets and liabilities. Assets and liabilities in Level 2 include valuations using inputs other than quoted prices for which all significant inputs are observable, either directly or indirectly. Level 3 valuations are based on inputs that are unobservable and significant to the overall fair value measurement.
The Company’s cash and cash equivalents, and derivative commodity contracts are assessed on the fair value hierarchy described above. TransGlobe’s cash and cash equivalents are classified as Level 1. Derivative commodity contracts are classified as Level 2. Assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the placement within the fair value hierarchy level. There were no transfers between levels in the fair value hierarchy in the period.
Derivative commodity contracts
The nature of TransGlobe’s operations exposes it to fluctuations in commodity prices, interest rates and foreign currency exchange rates. TransGlobe monitors and, when appropriate, uses derivative financial instruments to manage its exposure to these fluctuations. All transactions of this nature entered into by TransGlobe are related to an underlying financial position or to future crude oil and natural gas production. TransGlobe does not use derivative financial instruments for speculative purposes. TransGlobe has elected not to designate any of its derivative financial instruments as accounting hedges and thus accounts for changes in fair value in earnings at each reporting period. TransGlobe has not obtained collateral or other security to support its financial derivatives as management reviews the creditworthiness of its counterparties prior to entering into derivative contracts. The derivative financial instruments are initiated within the guidelines of the Company's corporate hedging policy. This includes linking all derivatives to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions.
In conjunction with the prepayment agreement (discussed further in Note 11), TransGlobe has also entered into a marketing contract with Mercuria Energy Trading S.A. ("Mercuria") to market nine million barrels of TransGlobe's entitlement production. The pricing of the crude oil sales will be based on market prices at the time of sale.
There were 6 outstanding derivative commodity contracts as at June 30, 2018 (December 31, 2017 - 11 contracts), the fair values of which have been presented as liabilities on the Condensed Consolidated Interim Balance Sheet.

Q2-2018	6

The following tables summarize TransGlobe’s outstanding derivative commodity contract positions as at June 30, 2018:

Financial Brent Crude Oil Contracts
Transaction Date	Period Hedged	Contract	Volume (bbls)	Bought Put USD$/bbl	Sold Call USD$/bbl	Sold Put USD$/bbl
12-Apr-17	Sep-18	3-Way Collar	250,000	54.00	64.15	45.00
12-Apr-17	Dec-18	3-Way Collar	250,000	54.00	65.45	45.00
23-May-17	Jul 2020 - Dec 2020[1]	3-Way Collar	300,000	54.00	63.45	45.00
31-Aug-17	Jan 2020 - Jun 2020[2]	3-Way Collar	300,000	54.00	61.25	46.50
12-Oct-17	Jan 2019 - Dec 2019[3]	3-Way Collar	396,000	53.00	62.10	46.00
26-Oct-17	Jan 2019 - Dec 2019[4]	3-Way Collar	399,996	54.00	61.35	46.00
1. 50,000 barrels ("bbls") per calendar month through Jul 2020 - Dec 2020
2. 50,000 bbls per calendar month through Jan 2020 - Jun 2020
3. 33,000 bbls per calendar month through Jan 2019 - Dec 2019
4. 33,333 bbls per calendar month through Jan 2019 - Dec 2019
The gains and losses on financial instruments for the three and six months ended June 30, 2018 and 2017 comprised the following:

	Three Months Ended June 30		Six Months Ended June 30
(000s)	2018	2017	2018	2017
Realized derivative loss on commodity contracts settled during the period	$5,781	$(1,529)	$5,899	$(1,529)
Unrealized derivative loss on commodity contracts outstanding at period end	10,816	(6,578)	16,862	(2,849)
Unrealized loss on financial instruments	—	—	—	151
	$16,597	$(8,107)	$22,761	$(4,227)
Credit risk
Credit risk is the risk of financial loss if a customer or counterparty to a financial instrument fails to fulfill their contractual obligations. The Company’s exposure to credit risk primarily relates to cash equivalents and accounts receivable, the majority of which are in respect of oil and natural gas operations. The Company generally extends unsecured credit to these parties and therefore the collection of these amounts may be affected by changes in economic or other conditions. The Company has not experienced any material credit losses in its cash investments or in the collection of accounts receivable to date.
TransGlobe's accounts receivable related to the Canadian operations are with customers and joint interest partners in the petroleum and natural gas industry, and are subject to normal industry credit risks. Receivables from petroleum and natural gas marketers are normally collected in due course. The Company currently sells its production to several purchasers under standard industry sale and payment terms. Purchasers of TransGlobe's natural gas, crude oil and natural gas liquids are subject to a periodic internal credit review to minimize the risk of non-payment. The Company has continued to closely monitor and reassess the creditworthiness of its counterparties, including financial institutions.
Trade and other receivables are analyzed in the table below.

(000s)
Trade receivables	June 30, 2018	December 31, 2017
Neither impaired nor past due	$30,157	$10,534

Not impaired and past due in the following period:
Within 30 days	4,749	3,804
31-60 days	4,149	2,575
61-90 days	1,332	—
Over 90 days	1,103	1,177
	$41,490	$18,090
The Company sold two cargoes of crude oil during the three months ended June 30, 2018. Depending on the Company's assessment of the credit of crude cargo buyers, they may be required to post irrevocable letters of credit to support the sales prior to the cargo liftings. During the first six months of 2018, the Company sold 318,291 barrels of inventoried entitlement crude oil to EGPC for $17.9 million. The Company collected $22.0 million of accounts receivable from EGPC during the first six months of 2018. As at June 30, 2018, $10.0 million (December 31, 2017 - $14.2 million) of the total accounts receivable balance of $41.5 million (January 1, 2018 - $18.1 million) is due from EGPC.

Q2-2018	7

5. FINANCE COSTS
Finance costs recognized in earnings were as follows:

	Three Months Ended June 30		Six Months Ended June 30
(000s)	2018	2017	2018	2017
Interest on convertible debenture	$—	$—	$—	$1,089
Interest on long-term debt	1,163	1,327	2,302	1,455
Interest on note payable	—	250	—	532
Interest on borrowing base facility	103	49	213	49
Amortization of deferred financing costs	87	91	186	140
Finance costs	$1,353	$1,717	$2,701	$3,265
Interest paid	$(1,233)	$(1,891)	$(2,481)	$(5,582)
6. CASH AND CASH EQUIVALENTS

(000s)	June 30, 2018	December 31, 2017
Cash	$24,738	$46,051
Cash equivalents	13,350	1,398
	$38,088	$47,449
As at June 30, 2018, the Company's cash equivalents balance consisted of short-term deposits with an original term to maturity at purchase of three months or less. All of the Company's cash and cash equivalents are on deposit with high credit-quality financial institutions.
7. PRODUCT INVENTORY
Product inventory consists of the Company's entitlement crude oil barrels, which are valued at the lower of cost or net realizable value. Cost includes operating expenses and depletion associated with the unsold entitlement crude oil as determined on a concession by concession basis.
As at June 30, 2018, the Company had 510,255 barrels of entitlement oil in inventory valued at approximately $15.50 per barrel (December 31, 2017 - 776,754 barrels valued at approximately $14.77 per barrel).
8. INTANGIBLE EXPLORATION AND EVALUATION ASSETS

(000s)
Balance at December 31, 2017	$41,478
Additions	1,581
Balance at June 30, 2018	$43,059

9. PROPERTY AND EQUIPMENT

	Petroleum & Natural Gas Assets	Other Assets
(000s)			Total
Balance at December 31, 2017	$652,831	$15,525	$668,356
Additions	8,674	235	8,909
Changes in estimate for asset retirement obligations	7	—	7
Effect of movement in foreign exchange rates	(3,037)	—	(3,037)
Balance at June 30, 2018	$658,475	$15,760	$674,235

Accumulated depletion, depreciation, amortization and impairment losses at December 31, 2017	$451,850	$12,040	$463,890
Depletion, depreciation and amortization for the period[1]	15,311	486	15,797
Balance at June 30, 2018	$467,161	$12,526	$479,687
1. Depletion, depreciation and amortization for the period include amounts capitalized to product inventory for barrels produced but not sold in the period.

Net Book Value
At December 31, 2017	$200,981	$3,485	$204,466
At June 30, 2018	$191,314	$3,234	$194,548

8	Q2-2018

10. ASSET RETIREMENT OBLIGATION

(000s)
Balance at December 31, 2017	$12,332
Changes in estimates for asset retirement obligation	7
Obligations settled	(257)
Asset retirement obligation accretion	133
Effect of movements in foreign exchange rates	(682)
Balance at June 30, 2018	$11,533

TransGlobe has estimated the net present value of its asset retirement obligation to be $11.5 million as at June 30, 2018 (December 31, 2017 - $12.3 million) based on a total undiscounted future liability, after inflation adjustment, of $15.1 million (December 31, 2017 - $19.6 million). These payments are expected to be made between 2018 and 2066. TransGlobe calculated the present value of the obligations using discount rates between 1.91% and 2.20% to reflect the market assessment of the time value of money as well as risks specific to the liabilities that have not been included in the cash flow estimates. The inflation rate used in determining the cash flow estimate was 2% per annum.

11. LONG-TERM DEBT
As at June 30, 2018, the significant interest-bearing loans and borrowings are comprised as follows:

(000s)	June 30, 2018	December 31, 2017
Prepayment agreement	$53,960	$58,792
Reserves-based lending facility[1]	8,213	11,207
Balance at June 30, 2018	$62,173	$69,999
1 As at June 30, 2018 and December 31, 2017, the Company had in place a revolving Canadian reserves-based lending facility totaling C$30.0 million ($24.0 million), of which C$10.8 million was drawn (December 31, 2017 - C$14.0 million).

The following table reconciles the changes in TransGlobe's long-term debt:

(000s)
Balance at December 31, 2017	$69,999
Draws on facility	249
Repayment of long-term debt	(7,797)
Amortization of deferred financing costs	186
Effect of movements in foreign exchange rates	(464)
Balance at June 30, 2018	$62,173
The Company's interest-bearing loans and borrowings are measured at amortized cost. As at June 30, 2018, the Company was in compliance with all debt covenants.
The estimated future debt payments on long-term debt as of June 30, 2018 are as follows:

(000s)
2020	8,213
2021	53,960
$62,173

9	Q2-2018

12. COMMITMENTS AND CONTINGENCIES
As part of its normal business, the Company entered into arrangements and incurred obligations that will impact the Company’s future operations and liquidity. The principal commitments of the Company are as follows:

($000s)		Payment Due by Period [1,2]
	Recognized
	in Financial	Contractual	Less than
	Statements	Cash Flows	1 year	1-3 years	4-5 years
Accounts payable and accrued liabilities	Yes - Liability	24,694	24,694	—	—
Long-term debt	Yes - Liability	62,173	—	62,173	—
Financial derivative instruments	Yes - Liability	24,829	6,777	18,052	—
Office and equipment leases[3]	No	12,195	10,797	1,398	—
Minimum work commitments[4]	No	4,955	4,955	—	—
Total		128,846	47,223	81,623	—
Notes:
[1] Payments exclude ongoing operating costs, finance costs and payments made to settle derivatives.
[2] Payments denominated in foreign currencies have been translated at June 30, 2018 exchange rates.
[3] Office and equipment leases include all drilling rig contracts.
[4] Minimum work commitments include contracts awarded for capital projects and those commitments related to exploration and drilling obligations.
Pursuant to the PSC for North West Sitra in Egypt, the Company has a minimum financial commitment of $10.0 million, of which $5.0 million is remaining, and a work commitment for two wells and 300 square kilometers of 3-D seismic during the initial three-and-a-half year exploration period, which commenced on January 8, 2015. The Company requested and received a six month extension of the initial exploration period to January 7, 2019. As at June 30, 2018, the Company had expended $5.0 million towards meeting the financial and operating commitment, with the acquisition of 600 square kilometers of 3-D seismic in 2017.
In the normal course of its operations, the Company may be subject to litigation and claims. Although it is not possible to estimate the extent of potential costs, if any, management believes that the ultimate resolution of such contingencies would not have a material adverse impact on the results of operations, financial position or liquidity of the Company.
The Company is not aware of any material provisions or other contingent liabilities as at June 30, 2018.
13. SHARE CAPITAL
Authorized
The Company is authorized to issue an unlimited number of common shares with no par value.
Issued

	Six months ended		Year ended
	June 30, 2018		December 31, 2017
(000s)	Shares	Amount	Shares	Amount
Balance, beginning and end of period	72,206	$152,084	72,206	$152,084

14. SHARE-BASED PAYMENTS
Stock options
The following table summarizes information about the stock options outstanding and exercisable at the dates indicated:

	Six Months Ended		Year ended
	June 30, 2018		December 31, 2017
		Weighted-		Weighted-
	Number	Average	Number	Average
	of	Exercise	of	Exercise
(000s except per share amounts)	Options	Price (C$)	Options	Price (C$)
Options outstanding, beginning of period	4,959	5.10	6,046	6.87
Granted	1,071	2.62	1,043	2.16
Forfeited	—	—	(1,281)	6.75
Expired	(1,154)	9.13	(849)	11.43
Options outstanding, end of period	4,876	3.60	4,959	5.10
Options exercisable, end of period	2,766	4.52	2,925	6.87

10	Q2-2018

Compensation expense of $0.5 million was recorded in general and administrative expenses in the Condensed Consolidated Interim Statements of Earnings (Loss) and Comprehensive Income (Loss) and Contributed Surplus during the six month period ended June 30, 2018 (Q2-2017 - $0.4 million) for equity-settled share-based payment transactions. The fair value of all common stock options granted is estimated on the date of grant using the lattice-based trinomial option pricing model.
All options granted vest annually in equal installments over a three-year period and expire five years after the grant date. No employee stock options were exercised during the six month periods ended June 30, 2018 and 2017. As at June 30, 2018 and December 31, 2017, the entire balance in Contributed Surplus related to previously recognized share-based compensation expense on equity-settled stock options.
Restricted share unit (RSU), performance share unit (PSU) and deferred share unit (DSU) plans
The number of RSUs, PSUs and DSUs outstanding as at June 30, 2018 are as follows:

	Restricted	Performance	Deferred
	Share	Share	Share
(000s)	Units	Units	Units
Units outstanding, beginning of period	970	1,376	595
Granted	387	672	225
Exercised	(323)	(316)	—
Forfeited	(84)	(36)	—
Units outstanding, end of period	950	1,696	820
During the six month period ended June 30, 2018, compensation expense of $3.2 million (Q2-2017 - $0.3 million) was recorded in general and administrative expenses in the Condensed Consolidated Interim Statements of Earnings (Loss) and Comprehensive Income (Loss) for share units granted under the three plans described above. The expense related to the share units granted under these plans is measured at fair value using the lattice-based trinomial pricing model and is recognized over the vesting period, with a corresponding liability recognized on the Condensed Consolidated Interim Balance Sheets. Until the liability is ultimately settled, it is re-measured at each reporting date with changes to fair value recognized in earnings.
15. PER SHARE AMOUNTS
The basic weighted-average number of common shares outstanding for the six months ended June 30, 2018 and 2017 was 72,205,369. The diluted weighted-average number of common shares outstanding for the six months ended June 30, 2018 was 72,605,232 (Q2-2017 - 72,205,369). These outstanding share amounts were used to calculate earnings (loss) per share in the respective periods.
In determining diluted earnings per share, the Company assumes that the proceeds received from the exercise of “in-the-money” stock options are used to repurchase common shares at the average market price. In calculating the weighted-average number of diluted common shares outstanding for the period ended June 30, 2018, the Company excluded 2,710,829 stock options (June 30, 2017 – 5,638,053) as their exercise price was greater than the average common share market price in the period.
16. SEGMENTED INFORMATION
The Company has two reportable operating segments for the three and six months ended June 30, 2018 and 2017: the Arab Republic of Egypt and Canada. The Company, through its operating segments, is engaged primarily in oil exploration, development and production, and the acquisition of oil and gas properties.
TransGlobe's management regularly reviews funds flow from operations generated by each of TransGlobe's operating segments. Funds flow from operations is a measure of profit or loss that provides TransGlobe's management with the ability to assess the operating segments’ profitability and, correspondingly, the ability of each operating segment to sustain capital, enable future growth through capital investment and to repay debt.

Q2-2018	11

	Egypt		Canada		Corporate		Total
	Six Months Ended		Six Months Ended		Six Months Ended		Six Months Ended
	June 30		June 30		June 30		June 30
(000s)	2018	2017	2018	2017	2018	2017	2018	2017
Revenue
Oil sales	$140,449	$100,581	$6,225	$4,494	$—	$—	$146,674	$105,075
Natural gas sales	—	—	1,447	2,645	—	—	1,447	2,645
Natural gas liquids sales	—	—	4,050	3,545	—	—	4,050	3,545
Less: Royalties	(57,346)	(46,037)	(1,656)	(2,328)	—	—	(59,002)	(48,365)
Petroleum and natural gas sales, net of royalties	83,103	54,544	10,066	8,356	—	—	93,169	62,900
Finance revenue	50	2	—	—	169	42	219	44
Total segmented revenue	83,153	54,546	10,066	8,356	169	42	93,388	62,944

Segmented expenses
Production and operating	23,667	22,102	4,273	3,298	—	—	27,940	25,400
Selling costs	1,126	1,502	—	—	—	—	1,126	1,502
G&A	2,526	2,494	526	566	8,527	4,748	11,579	7,808
Share-based compensation	—	—	—	—	(3,685)	(650)	(3,685)	(650)
Lease inducement	—	—	—	—	45	43	45	43
Settlement of ARO	—	—	257	—	—	—	257	—
Realized foreign exchange loss	—	—	—	—	1	88	1	88
Realized derivative (gain) loss on commodity contracts	5,449	(1,529)	450	—	—	—	5,899	(1,529)
Gain on asset dispositions	—	—	(202)	—	—	—	(202)	—
Proceeds from asset dispositions	—	—	202	—	—	—	202	—
Income tax expense	12,804	10,925	—	—	—	—	12,804	10,925
Segmented funds flow from operations	$37,581	$19,052	$4,560	$4,492	$(4,719)	$(4,187)	$37,422	$19,357

							Total
							Six Months Ended
							June 30
							2018	2017
Reconciliation of funds flow from operations to net loss:

Funds flow from operations							$37,422	$19,357
Depletion, depreciation and amortization							(17,326)	(18,875)
Accretion							(133)	(117)
Deferred lease inducement							45	43
Impairment of exploration and evaluation assets							—	(68,711)
Stock-based compensation							(3,685)	(650)
Finance costs							(2,701)	(3,265)
Unrealized gain (loss) on financial instruments							(16,862)	2,698
Unrealized gain on foreign currency translation							22	21
Asset retirement obligations settled							257	—
Proceeds from asset dispositions							202	—
Net earnings (loss)							$(2,759)	$(69,499)

Capital expenditures
Exploration and development	$9,950	$18,597	$506	$324	$—	$—	$10,456	$18,921
Corporate	—	—	—	—	34	27	34	27
Total capital expenditures	$9,950	$18,597	$506	$324	$34	$27	$10,490	$18,948

12	Q2-2018

	Egypt		Canada		Corporate		Total
	Three Months Ended		Three Months Ended		Three Months Ended		Three Months Ended
	June 30		June 30		June 30		June 30
(000s)	2018	2017	2018	2017	2018	2017	2018	2017
Revenue
Oil sales	$94,147	$59,541	$2,753	$2,007	$—	$—	$96,900	$61,548
Natural gas sales	—	—	500	1,400	—	—	500	1,400
Natural gas liquids sales	—	—	1,820	1,764	—	—	1,820	1,764
Less: Royalties	(30,375)	(23,122)	(391)	(1,151)	—	—	(30,766)	(24,273)
Petroleum and natural gas sales, net of royalties	63,772	36,419	4,682	4,020	—	—	68,454	40,439
Finance revenue	27	—	—	—	99	19	126	19
Total segmented revenue	63,799	36,419	4,682	4,020	99	19	68,580	40,458

Segmented expenses
Production and operating	15,205	13,556	2,094	1,523	—	—	17,299	15,079
Selling costs	1,080	1,502	—	—	—	—	1,080	1,502
G&A	1,245	804	226	315	6,112	2,243	7,583	3,362
Share-based compensation	—	—	—	—	(3,418)	(421)	(3,418)	(421)
Lease inducement	—	—	—	—	22	21	22	21
Settlement of ARO	—	—	(40)	—	—	—	(40)	—
Realized foreign exchange loss (gain)	—	—	—	—	(11)	84	(11)	84
Realized derivative (gain) loss on commodity contracts	5,469	(1,529)	312	—	—	—	5,781	(1,529)
Gain on asset dispositions	—	—	(4)	—	—	—	(4)	—
Proceeds from asset dispositions	—	—	4	—	—	—	4	—
Income tax expense	6,785	5,505	—	—	—	—	6,785	5,505
Segmented funds flow from operations	$34,015	$16,581	$2,090	$2,182	$(2,606)	$(1,908)	$33,499	$16,855

							Total
							Three Months Ended
							June 30
							2018	2017
Reconciliation of funds flow from operations to net loss:

Funds flow from operations							$33,499	$16,855
Depletion, depreciation and amortization							(10,478)	(10,363)
Accretion							(66)	(57)
Deferred lease inducement							22	21
Impairment of exploration and evaluation assets							—	(67,520)
Stock-based compensation							(3,418)	(421)
Finance costs							(1,353)	(1,717)
Unrealized gain (loss) on financial instruments							(10,816)	6,578
Unrealized gain on foreign currency translation							7	2
Asset retirement obligations settled							(40)	—
Proceeds from asset dispositions							4	—
Net earnings (loss)							$7,361	$(56,622)

Capital expenditures
Exploration and development	$5,598	$7,927	$231	$276	$—	$—	$5,829	$8,203
Corporate	—	—	—	—	26	27	26	27
Total capital expenditures	$5,598	$7,927	$231	$276	$26	$27	$5,855	$8,230

Q2-2018	13

The carrying amounts of reportable segment assets and liabilities are as follows:

	June 30, 2018			December 31, 2017
(000s)	Egypt	Canada	Total	Egypt	Canada	Total
Assets
Accounts receivable	$38,188	$2,854	$41,042	$14,956	$2,684	$17,640
Intangible exploration and evaluation assets	43,059	—	43,059	41,478	—	41,478
Property and equipment
Petroleum and natural gas assets	124,515	66,799	191,314	127,363	73,618	200,981
Other assets	2,257	26	2,283	2,381	27	2,408
Other	40,204	1,811	42,015	49,769	3,467	53,236
Segmented assets	248,223	71,490	319,713	235,947	79,796	315,743
Non-segmented assets			9,829			11,959
Total assets			$329,542			$327,702

Liabilities
Accounts payable and accrued liabilities	$14,835	$1,884	$16,719	$17,035	$4,004	$21,039
Derivative commodity contracts	24,829	—	24,829	7,813	157	7,970
Long-term debt	53,960	8,213	62,173	58,792	11,207	69,999
Asset retirement obligation	—	11,533	11,533	—	12,332	12,332
Segmented liabilities	93,624	21,630	115,254	83,640	27,700	111,340
Non-segmented liabilities			8,220			6,355
Total liabilities			$123,474			$117,695
17. SUPPLEMENTAL CASH FLOW INFORMATION
Changes in non-cash working capital consisted of the following:

	Three Months Ended June 30		Six Months Ended June 30
(000s)	2018	2017	2018	2017
Operating Activities
(Increase) decrease in current assets:
Accounts receivable	$(18,239)	$(20,068)	$(23,400)	$(27,074)
Prepaids and other	(1,475)	(146)	674	(278)
Product inventory	4,435	3,506	2,037	2,036
(Decrease) increase in current liabilities:
Accounts payable and accrued liabilities	666	(2,900)	(5,002)	709
	$(14,613)	$(19,608)	$(25,691)	$(24,607)

Investing Activities
Increase in current assets:
Prepaids and other	$—	$—	$(3)	$—
Increase (decrease) in current liabilities:
Accounts payable and accrued liabilities	159	(2,436)	(632)	516
	$159	$(2,436)	$(635)	$516

14	Q2-2018